Exhibit 10.12

CoLucid Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

Each director of CoLucid Pharmaceuticals, Inc. (the “Company”) who is not an officer or employee of the Company shall receive the following compensation (known as the non-employee director compensation policy):

Annual retainer: $40,000 per director except for the chairperson who shall receive $65,000, payable in cash

Committee chairs: Annual retainers, payable in cash, of:

Audit Committee:	$15,000
Compensation Committee:	$10,000
Nominating and Corporate Governance Committee:	$7,500

Non-statutory stock option grants:

•	To purchase up to $45,000 of the Company’s common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 on the date of each annual meeting of the Company’s stockholders using the closing sale price per share of the Company’s common stock on the NASDAQ Global Market on the date of the Company’s annual meeting of stockholders.

•	Granted to directors who are serving as directors of the Company immediately following the annual meeting of stockholders at an exercise price per share equal to the closing sale price per share of the Company’s common stock on the Stock Exchange on the date of the Company’s annual meeting of stockholders.

•	Vests immediately prior to the start of the Company’s first annual meeting of stockholders following the date of grant, provided the recipient remains a member of the board as of the vesting date.

•	Maximum term of ten years measured from the date of grant.

Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.